UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

PART I

NOTIFICATION

This Form 1-K is to provide an ☑  Annual Report OR ☐ Special Financial Report for the fiscal year ended 12/31/2022

PGD ECO SOLUTIONS INC.
Exact name of issuer as specified in the issuer’s charter

Wyoming	87-2595116
Jurisdiction of incorporation/organization	I.R.S. Employer Identification Number

7306 Skyview Ave.

New Port Richey, FL 34653

Address of principal executive offices

727-656-7967

Telephone number

Common Stock

Title of each class of securities issued pursuant to Regulation A

Common Stock, par value $0.001

Summary Information Regarding Prior Offerings and Proceeds

The following information must be provided for any Regulation A offering that has terminated or completed prior to the filing of this Form 1-K unless such information has been previously reported in a manner permissible under Rule 257. If such information has been previously reported, check this box [  ] and leave the rest of Part I blank.

Not applicable

Item 1. BUSINESS

PGD Eco Solutions’ mission is to build a cleaner, quieter, and more renewable future with its energy storage systems to reduce our carbon foot print on the world by providing our clients with custom battery solutions. The goal of PGD Eco Solutions is to design and manufacture renewable energy storage and power generating equipment. The objective of the company will be to offer customers a safe and dependable product at an affordable price. The company will offer a standard off the shelf lithium ion power pack assembly that can be installed easily by the end user or a licensed electrician. Unlike many other lithium ion battery packs on the market, PGD will offer a power pack assembly capable of operating at high current capacities due to a state of the art battery management system and battery design. The application of the power pack will be wide ranging from residential home solar to commercial business and even marine.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto of the Company, as well as the financial statements and the notes thereto, included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Forward-looking Statements

Statements made in this Annual Report which are not purely historical are forward-looking statements with respect to the goals, plan objectives, intentions, expectations, financial condition, results of operations, future performance and our business, including, without limitation, (i) our ability to raise capital, and (ii) statements preceded by, followed by or that include the words "may," "would," "could," "should," "expects," "projects," "anticipates," "believes," "estimates," "plans," "intends," "targets" or similar expressions.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, general economic or industry conditions, nationally and/or in the communities in which we may conduct business, changes in the interest rate environment, international gold prices, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our current or potential business and related matters.

Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. We do not undertake, and specifically disclaim, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

Results of Operations

For The Year Ended December 31, 2021 Compared to the Year Ended December 31, 2022

Revenues and Cost of Sales

During the year ended December 31, 2022 and the period from inception on August 31, 2021 through December 31, 2021, we recognized $169,052 and $78,423 in revenue and recognized $116,490 and $53,821 in cost of sales, recognizing gross margins of $52,562 and $24,602, respectively.

Operating Expenses

Operating expenses were $114,722 during the year ended December 31, 2022, compared to $130,381 during the period ended December 31, 2021. Operating expenses consisted of $58,919 and $106,749 in selling expenses and $55,803 and $23,632 in general and administrative expenses during the year ended December 31, 2022 and the period ended December 31, 2021, respectively.

Net Loss

As a result of the above, we recognized a net loss of $47,310 and $100,729 for the year ended December 31, 2022 and the period from inception on August 31, 2021 through December 31, 2021, respectively. We anticipate losses from operations will increase during the next twelve months due to anticipated increased payroll expenses as we add necessary staff and increases in legal and accounting expenses associated with maintaining a reporting company. We expect that we will continue to have net losses from operations for several years until revenues from operating facilities become sufficient to offset operating expenses.

Liquidity and Capital Resources of the Company

Current Assets

Total assets were $63,261 and $30,671 as of December 31, 2022 and 2021, respectively. Current assets at December 31, 2022 totaled $37,284, compared to $30,671 at December 31, 2021. Current assets were comprised of $1,696 in cash, $29,900 in an investment and $5,688 in prepaid assets as of December 31, 2022. Current assets were comprised of $2,480 in cash, $15,050 in an investment and $13,141 in prepaid assets as of December 31, 2021.

Current Liabilities

Total liabilities as of December 31, 2022 and 2021 totaled $20,100 and $21,400, respectively, all current liabilities. The balances were composed of $17,900 and $0 in accounts payable, $2,200 and $900 in accrued expenses to related party and $0 and $20,500 in a note payable to a related party as of December 31, 2022 and 2021, respectively. At December 31, 2022 we had a working capital of $17,184, compared to $9,271 at December 31, 2021.

Net Cash Used in Operating Activities.

During the year ended December 31, 2022, our operating activities used net cash of $35,307, compared to $14,020 during the period ended December 31, 2021. Uses of cash during the year ended December 31, 2022 are mainly due to the $47,310 net loss as well as a $14,850 unrealized gain on marketable securities, partially offset by $200 in noncash expense related to common stock issued for services, a $7,453 decrease in prepaid assets, a $17,900 increase in accounts payable and a $1,300 increase in accrued expense, related party. Uses of cash during the period ended December 31, 2021 are mainly due to the $100,729 net loss as well as a $5,050 unrealized gain on marketable securities as well as an increase of $13,141 in prepaid assets, partially offset by noncash expenses related to the issuance of common and preferred stock totaling $104,000 and an increase of $900 in accrued expenses, related party.

Net Cash Provided by Financing Activities.

Net cash provided by financing activities was $60,500 during the year ended December 31, 2022, compared to $26,500 in the period ended December 31, 2021. Cash provided by finance activities consists of $52,500 in proceeds from a line of credit, related party and received $81,000 from the sales of common stock for cash, partially offset by repayment of a note payable, related party of $20,500 and repayments on the line of credit, related party, of $52,500. During the period ended December 31, 2021, we received proceeds of $78,500 from a note payable, related party, received $6,000 from the sales of common stock for cash, partially offset by payments of a note payable, related party of $58,000.

MANAGEMENT

Name	Position	Age	Start Date
Paul Ogorek	CEO	35	August 2021
Samuel Becherer	DIRECTOR	33	January 2022

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

 The following table sets forth information as to the shares of common stock beneficially owned as of December 31, 2022 by (i) each person known to us to be the beneficial owner of more than 5% of our common stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of common stock shown as beneficially owned by them.

Directors and Executive Officers or 5% or more	Amount	Percent
Bright Business Properties LLC	58,800,000	58.2%
Samuel Becherer	200,000	0.2%
Paul Ogorek	20,000,000	19.8%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

During the year ended December 31, 2022, PGD Eco Solutions Inc. paid a total of $0 of wages to management.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

PGD Eco Solutions, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of PGD Eco Solutions, Inc. (the “Company”) as of December 31, 2022 and 2021 and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2022 and the period from Inception on August 31, 2021 through December 31, 2022, and the related notes to the financial statements. In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and the period from Inception on August 31, 2021 through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 4 to the financial statements, the entity has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to PGD Eco Solutions, Inc. in accordance with the U.S. federal securities laws and applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. PGD Eco Solutions, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated in the Going Concern paragraph above is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter, providing a separate opinion on the critical audit mater or on the accounts or disclosures to which it relates.

We have served as PGD Eco Solutions, Inc.’s auditor since 2021.

Goff Backa Alfera and Company, LLC

Pittsburgh, Pennsylvania

March 24, 2023

PGD ECO SOLUTIONS, INC.

BALANCE SHEETS

	December 31,
	2022	2021
ASSETS

Current Assets:
Cash	$1,696	$2,480
Prepaid assets	5,688	13,141
Investment	29,900	15,050
Total Current Assets	37,284	30,671

Other Non-Current Assets
Intangible assets	25,977	—
Total Non-Current Assets	25,977	—

Total Assets	63,261	30,671

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	17,900	—
Note payable, related party	—	20,500
Accrued expenses, related party	2,200	900
Total Current Liabilities	20,100	21,400

Total Liabilities	20,100	21,400

Stockholders' Equity:
Preferred Stock Series A; $0.001 par value, 100,000,000 shares authorized and 10,000,000 and 10,000,000 shares issued and outstanding, respectively	10,000	10,000
Common stock; $0.001 par value, 750,000,000 and 750,000,000 shares authorized and 101,010,000 and 100,000,000 shares issued and outstanding, respectively	101,010	100,000
Additional paid-in capital	80,190	—
Accumulated deficit	(148,039)	(100,729)
Total Stockholders' Equity	43,161	9,271

Total Liabilities and Stockholders' Equity	$63,261	$30,671

See Independent Auditor’s Report and Notes the Financial Statements

PGD ECO SOLUTIONS, INC.

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2022	For the Period from Inception on August 31, 2021 Through December 31, 2021

REVENUES
Power pack assembly sales	$169,052	$78,423
Total revenues	169,052	78,423

COSTS OF SALES
Power pack assembly sales	(116,490)	(53,821)
Total cost of sales	(116,490)	(53,821)

GROSS MARGIN	52,562	24,602

OPERATING EXPENSES
Selling expenses	58,919	106,749
General and administrative	55,803	23,632
Total Operating Expenses	114,722	130,381

Loss From Operations	(62,160)	(105,779)

OTHER INCOME
Unrealized gain on investment	14,850	5,050
Total Other Income	14,850	5,050

LOSS BEFORE INCOME TAXES	(47,310)	(100,729)
Provision for income taxes	—	—
NET LOSS	$(47,310)	$(100,729)

Basic loss per common share	$(0.00)	$(0.00)

Basic weighted average common shares outstanding	100,302,493	100,000,000

See Independent Auditor’s Report and Notes the Financial Statements

PGD ECO SOLUTIONS, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY

	Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount

Balance, Inception on August 31, 2021	—	$—	—	$—	$—	$—	$—

Preferred Series A stock issued to founders for services	10,000,000	10,000	—	—	—	—	10,000

Common stock issued for cash	—	—	6,000,000	6,000	—	—	6,000

Common stock issued to founders for services	—	—	94,000,000	94,000	—	—	94,000

Net loss for the period ended December 31, 2021	—	—	—	—	—	(100,729)	(100,729)

Balance, December 31, 2021	10,000,000	$10,000	100,000,000	$100,000	$—	$(100,729)	$9,271

Common stock issued to founder for services	—	—	200,000	200	—	—	200

Common stock issued for cash	—	—	810,000	810	80,190	—	81,000

Net loss for the year ended December 31, 2022	—	—	—	—	—	(47,310)	(47,310)

Balance, December 31, 2022	10,000,000	$10,000	101,010,000	$101,010	$80,190	$(148,039)	$43,161

See Independent Auditor’s Report and Notes the Financial Statements

PGD ECO SOLUTIONS, INC.

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2022	For the Period from Inception on August 31, 2021 Through December 31, 2021
Cash Flows From Operating Activities:
Net loss	$(47,310)	$(100,729)
Adjustments to reconcile net loss to net cash (used) by operating activities:
Unrealized gain on investment	(14,850)	(5,050)
Preferred stock series A issued for services	—	10,000
Common stock issued for services	200	94,000
Changes in operating assets and liabilities:
Decrease (increase) in prepaid assets	7,453	(13,141)
Increase in accrued expenses, related party	1,300	900
Increase in accounts payable	17,900	—
Net cash used in operating activities	(35,307)	(14,020)

Cash Flows From Investing Activities:
Payment of patent filing costs	(25,977)	—
Purchase of investment	—	(10,000)
Net cash used in investing activities	(25,977)	(10,000)

Cash Flows From Financing Activities:
Common stock issued for cash	81,000	6,000
Proceeds from the issuance of note payable, related party	—	78,500
Payments on note payable, related party	(20,500)	(58,000)
Proceeds from line of credit, related party	52,500	—
Payments on line of credit, related party	(52,500)	—
Net cash provided by financing activities	60,500	26,500

Net change in cash	(784)	2,480
Cash, beginning of period	2,480	—
Cash, end of period	$1,696	$2,480

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—

See Independent Auditor’s Report and Notes the Financial Statements

PGD ECO SOLUTIONS, INC.

FOOTNOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

The financial statements presented are those of PGD Eco Solutions, Inc. (“PGD”, or the “Company”). PGD was incorporated on August 31, 2021, under the laws of the State of Wyoming.

PGD was incorporated to develop and build a prototype lithium ion battery pack assembly for residential and small business commercial applications certified to industry standards.

Basis of Presentation

The Financial Statements and related disclosures have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States. PGD has elected a calendar year-end.

Cash Equivalents

PGD considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Investments

The Company’s investment in a marketable equity security is classified as short-term based on the nature of the security and its availability for use in current operations. The Company’s marketable equity security is measured at fair value with gains and losses recognized in other income/(expense), net.

During October 2021, PGD purchased 500,000 shares of common stock of another entity for $10,000. At December 31, 2022 and 2021, the value of the shares was $29,900 and $15,050, respectively. PGD recognized an unrealized gain of $14,850 and $5,050 for the year ended December 31, 2022 and period ended December 31, 2021, respectively.

Patent Acquisition

During the year ended December 31, 2022, the Company paid $25,977 toward the purchase of patents for technology incorporated into the Company’s prototype lithium-ion battery pack assembly. The patents have not been issued as of December 31, 2022, upon issuance of the patents, the Company will amortize the value over their useful lives.

Concentration of Credit Risk

The Company has one major customer that accounted for 92% and 100% of all revenue for the years ended December 31, 2022 and the period ended December 31, 2021, respectively. The Company expects to maintain good relationships with its primary customer.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PGD ECO SOLUTIONS, INC.

FOOTNOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

Revenue Recognition Policy

PGD recognizes revenue in accordance with the provisions of Accounting Series Codification (“ASC”) 606, Revenue From Contracts With Customers (“ASC 606”), which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. ASC 606 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue based on the allocation of the transaction price to each performance obligation as each performance obligation in a contract is satisfied.

During the year ended December 31, 2022 and period ended December 31, 2021, revenue of $169,052 and $78,423 was recognized from the sale of lithium-ion battery pack assemblies, respectively. Revenue from sales of lithium-ion battery pack assemblies is recognized when the lithium ion battery pack assembly is sold and the product is delivered to the customer.

Cost of Sales

Cost of sales includes inventory costs of parts purchased for lithium ion battery pack assembly and resale, as well as other direct costs of assembly and freight. During the year ended December 31, 2022 and period ended December 31, 2021, costs of sales totaling $116,490 and $53,821 were recognized on the above mentioned sales, respectively.

Stock-Based Compensation

PGD records stock-based compensation using the fair value method. Equity instruments issued to employees and the cost of the services received as consideration are accounted for in accordance with ASC 718, Stock Compensation and are measured and recognized based on the fair value of the equity instruments issued. All transactions with non-employees in which goods or services are the consideration received for the issuance of equity instruments are accounted for in accordance with ASC 515, Equity-Based Payments to Non-Employees, based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements (“ASC 820”) and ASC 825, Financial Instruments (“ASC 825”), requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. It establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. It prioritizes the inputs into three levels that may be used to measure fair value:

Level 1 - Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 - Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 - Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

PGD ECO SOLUTIONS, INC.

FOOTNOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

The carrying values of cash, prepaid expenses and the note payable, related party, approximate fair value. Pursuant to ASC 820 and 825, the fair value of the investment in a marketable equity security is determined based on "Level 2" inputs, which consist of quoted prices in markets with insufficient volume or infrequent transactions.

The method described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair value. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table presents the Company’s asset that is measured at fair value on a recurring basis, consistent with the fair value hierarchy provisions,

	December 31, 2022
	Quoted Prices in Active Markets for Identical Liabilities	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Assets:
Investment	$—	$29,900	$—	$29,900
Total	$—	$29,900	$—	$29,900

	December 31, 2021
	Quoted Prices in Active Markets for Identical Liabilities	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Assets:
Investment	$—	$15,050	$—	$15,050
Total	$—	$15,050	$—	$15,050

New Accounting Pronouncements

PGD has implemented all new accounting pronouncements that are in effect and that may impact its financial statements. The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Basic and Diluted Loss Per Share

PGD presents basic earnings per share (EPS) on the face of the statements of oepration. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method, and convertible debt instrument, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

PGD ECO SOLUTIONS, INC.

FOOTNOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

The calculation of basic net loss per share for the year ended December 31, 2022 and the period ended December 31, 2021 is as follows:

	For the Year Ended December 31, 2022	For the Period from Inception on August 31, 2021 Through December 31, 2021
Basic Loss Per Share:
Numerator:
Net loss	$(47,310)	$(100,729)
Denominator:
Weighted-average common shares outstanding	100,302,493	100,000,000
Basic net loss per share	$(0.00)	$(0.00)

Income Taxes

PGD files income tax returns in the U.S. federal jurisdiction, and the state of Pennsylvania. PGD’s policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components:

	For the Year Ended December 31, 2022	For the Period from Inception on August 31, 2021 Through December 31, 2021
Net operating loss carry forward	$13,244	$468
Valuation allowance	(13,244)	(468)
Net deferred tax asset	$—	$—

PGD ECO SOLUTIONS, INC.

FOOTNOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

The federal income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 21% to pretax income from continuing operations for the period ended December 31, 2021 due to the following:

	For the Year Ended December 31, 2022	For the Period from Inception on August 31, 2021 Through December 31, 2021
Pre-tax book income (loss)	$(9,935)	$(21,153)
Stock for services	42	21,840
Unrelaized gain on investment	(3,119)	(1,155)
Related party accrued expenses	273	—
Valuation allowance	12,739	468
	$—	$—

PGD has net operating losses of approximately $63,067 that expire 20 years from when incurred. Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years. In accordance with the statute of limitations for federal tax returns, the Company’s federal tax return for the year ended December 31, 2022 and the period from August 31, 2021 through December 31, 2021 are subject to examination.

NOTE 2 - RELATED PARTY TRANSACTIONS

Note Payable

During the period ended December 31, 2021, a significant shareholder of PGD advanced operating cash totaling $78,500 and repaid $58,000. During the year ended December 31, 2022, the Company repaid $20,500. The balance of the advances was $0 and $20,500 at December 31, 2022 and 2021, respectively.

Line of Credit

On January 1, 2022, PGD entered into a $200,000 line of credit agreement with a shareholder of the Company. During the year ended December 31, 2022, the Company borrowed and repaid a total of $52,500, which resulted in a balance of $0 as of December 31, 2022. The line of credit is unsecured, payable on demand and interest payments are payable at a rate of 5% annually on the outstanding principal balance if not paid in full as of December 31, 2022.

Office Space

During September 2021, PGD entered into a two year lease for the use of space at the personal residence of an officer of the Company. The agreement was for $300 per month beginning October 1, 2021, but was terminated and paid through January 31, 2022. At December 31, 2022 and 2021, none of the rent had been paid and $2,200 and $900 was accrued as payable, respectively.

During February 2022, the Company entered into a new lease for the use of space at the personal residence of the Company’s new CEO. The lease begins February 1, 2022, has a term of twenty four months and monthly rent of $200.

PGD ECO SOLUTIONS, INC.

FOOTNOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

NOTE 3 - STOCKHOLDERS’ EQUITY

Preferred Stock Series A

On August 31, 2021, the Company authorized and approved the designation of 10,000,000 shares of Series A Preferred Stock with a par value of $0.001. The Series A Preferred Stock is not subject to any mandatory dividends or distributions and ranks senior to common stock in preference in the event of any liquidation, dissolution or winding up of the Company, participating with the Common Stock on an as-converted basis. The holders of Series A Preferred Stock have 10 votes per share of Series A Preferred Stock and are entitled to vote on any and all matters brought to a vote of stockholders of Common Stock.

On August 31, 2021, PGD issued 10,000,000 shares of Series A Preferred Stock as founders’ shares for services valued at $10,000, or $0.001 per share.

Common Stock

On August 31, 2021, PGD issued a total of 94,000,000 shares of common stock as founders’ shares for services valued at $94,000, or $0.001 per share.

On August 31, 2021, PGD issued a total of 6,000,000 shares of common stock for cash of at $6,000, or $0.001 per share.

During January 2022, PGD’s Chief Executive Officer resigned and transferred his 20,000,000 founders shares another founder, of which, 14,800,000 were retained, 5,000,000 were transferred to a newly appointed CEO and 200,000 were transferred to a newly appointed member of the board of directors.

Between June 2022 and August 2022, PGD issued a total of 810,000 shares of common stock for cash of $81,000, or $0.10 per share. Amounts received in excess of par value has been recorded as additional paid-in capital.

On June 29, 2022, PGD issued 200,000 shares of common stock as founders’ shares for services valued at $200, or $0.001 per share.

NOTE 4 - GOING CONCERN

PGD's financial statements are prepared using Generally Accepted Accounting Principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, PGD has recently accumulated losses since its inception and has negative cash flows from operations, which raise substantial doubt about its ability to continue as a going concern. Management's plans with respect to alleviating the adverse financial conditions that caused management to express substantial doubt about the PGD's ability to continue as a going concern are as follows:

PGD is seeking to raise up to $1,000,000 through a private placement of its common stock to finance future sales. The continuation of PGD as a going concern is dependent upon its ability to generate profitable operations that produce positive cash flows.  If PGD is not successful, it may be forced to raise additional debt or equity financing.

There can be no assurance that PGD will be able to achieve its business plans, raise any more required capital or secure the financing necessary to achieve its current operating plan.  The ability of PGD to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

PGD ECO SOLUTIONS, INC.

FOOTNOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

NOTE 5 - SUBSEQUENT EVENTS

PGD Eco Solutions reviewed subsequent events through March 24, 2023, the date the financial statements were available to be issued.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on March 28, 2023.

PGD ECO SOLUTIONS INC.

By:        /s/ Paul Ogorek

Name:        Paul Ogorek

Title:        Chief Executive Officer and Director

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities on March 28, 2023.

PGD ECO SOLUTIONS, INC.

By:        /s/ Paul Ogorek

Name:         Paul Ogorek

Title:        Chief Executive Officer and Director